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                                                                    Exhibit 23.2





            Consent of Independent Registered Public Accounting Firm


The Partners and the Board of Directors
American Real Estate Partners, L.P.:

We consent to the use of our reports dated September 5, 2004, with respect to the consolidated balance sheets of each of American Real Estate Partners, L.P. and American Real Estate Holdings Limited Partnership as of December 31, 2003, and the related consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003 and the financial statement schedule III for American Real Estate Partners, L.P. for the years ended December 31, 2003 and 2002; and our reports dated May 4, 2005, with respect to the supplemental consolidated balance sheets of each of American Real Estate Partners, L.P. and American Real Estate Holdings Limited Partnership as of December 31, 2003, and the related supplemental consolidated statements of earnings, changes in partners' equity and comprehensive income, and cash flows for each of the two-year period ended December 31, 2003, which give retroactive effect to the merger with TransTexas Gas Corporation on April 6, 2005, which has been accounted for in a manner similar to a pooling of interests, included in this registration statement on Form S-4, and to the reference to our firm under the heading "Experts" in the registration statement.


New York, New York
June 20, 2005

                                                                    /s/ KPMG LLP